ANDREW N. KARLEN† MICHAEL I. STOLZAR OF COUNSEL MARVIN OCHS PIERRO & ASSOCIATES, LLC	KARLEN & STOLZAR, LLP WHITE PLAINS PLAZA 1 NORTH BROADWAY, STE 800 WHITE PLAINS, NY 10601 TEL (914) 949-4600 FAX (914) 682-0387	1 NORTH BROADWAY, STE 800. WHITE PLAINS, NY 10601 TEL: (914) 949-4600 †ALSO ADMITTED IN CT & FL

February 27, 2007

Ketner Global Investment, Inc.
1100 University Ave
Suite 135
Little Rock, Arkansas 72207

Re: Offering of 349,140 Shares of Common Stock

Gentlemen:

This letter is written to you at your request in connection with the filing of Amendment No.1 to Registration Statement on Form SB-2 with the Securities and Exchange Commission for the purpose of registering shares of the Common Stock, par value $.001 per share, of Ketner Global Investment, Inc. (the “Company”), as described in Amendment No.1 to the Registration Statement.

We have examined all of the relevant corporate records and other instruments relating to the incorporation and corporate existence of the Company and other relevant books and records. Based on our examination, it is our opinion that the statement set forth below is true.

The shares of Common Stock to which Amendment No.1 to the Registration Statement relates have been duly authorized for issuance and validly issued.

We consent to the inclusion of our opinion as an exhibit to the Registration Statement described above.

Very truly yours,

S/Michael Stolzar
Michael I. Stolzar
For Karlen & Stolzar, LLP

Exhibit 5 (2)